UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G
                         (Rule 13d-102)


     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (Amendment No. 14)*


                        Intel Corporation
                        (Name of Issuer)


                 Common Stock ($.001 par value)
                 (Title of Class of Securities)


                           458140 10 0
                         (CUSIP Number)
Check the following box if a fee is being paid with this statement [] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item I; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 458140 10 0         13G            Page 2 of 4 Pages

1.   NAME OF REPORTING PERSON:  GORDON EARLE MOORE
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[]
                                                            (b)[]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.

                5.   SOLE VOTING POWER
  NUMBER OF          44,984,621
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        0
OWNED BY EACH   7.   SOLE DISPOSITIVE POWER
  REPORTING          44,984,621
 PERSON WITH    8.   SHARED DISPOSITIVE POWER
                     0
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:  44,984,621

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                  []

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5%

12.  TYPE OF REPORTING PERSON
     IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 458140 10 0         13G            Page 3 of 4 Pages

Item 1.   (a)    Name of Issuer:  Intel Corporation
          (b)    Address   of   Issuer's   Principal   Executive
                 Offices:
                 2200 Mission College Blvd.
                 Santa Clara, CA  95052

Item 2.   (a)    Name of Person Filing:  Gordon Earle Moore
          (b)    Address  of  Principal Business Office  or,  if
                 None, Residence:
                 2200 Mission College Blvd.
                 Santa Clara, CA  95052
          (c)    Citizenship:  U.S.
          (d)    Title  of  Class of Securities:   Common  Stock
                 ($.001 par value)
          (e)    CUSIP Number:  458140 10 0

Item 3.   Inapplicable

Item 4.   Ownership
          (a)    Amount beneficially owned:  44,984,621
          (b)    Percent of class:  5.5%
          (c)    Number of shares as to which such person has:
                 (I)    Sole  power to vote or to direct to  the
                        vote:  44,984,621
                 (ii)   Shared  power to vote or to  direct  the
                        vote:  0
                 (iii) Sole power to dispose or to direct the disposition of: 44,984,621
                 (iv)   Shared power to dispose or to direct the
                        disposition of:  0

Item 5.   Inapplicable

Item 6.   Inapplicable

Item 7.   Inapplicable

Item 8.   Inapplicable

Item 9.   Inapplicable

Item 10.  Inapplicable

CUSIP No. 458140 10 0         13G            Page 4 of 4 Pages


                             SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      February 12, 1997
                                            Date

                                     /s/Gordon E. Moore
                                          Signature

                                       Gordon E. Moore
                                         Name/Title